EXHIBIT 77C
FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED
 (the "Fund")

	On April 18, 2008, the Fund held its Annual Meeting of
Shareholders (the "Annual Meeting") for the following purpose: election of Directors of the Fund ("Proposal 1").
The proposal was approved by the shareholders and the results of the voting are as follows:

Proposal 1: Election of Directors.

     Name                        For             Withheld

     Common Stock
          Morgan Gust         10,734,201          166,617

     Preferred Stock
          Karen H. Hogan           670                0


Donald F. Crumrine, David Gale and Robert F. Wulf continue to serve in their capacities as Directors of the Fund.

	On May 21, 2008, the Fund held a Special Meeting of
Shareholders (the "Special Meeting") for the following purpose: (i) approval of changes to certain fundamental investment policies ("Proposal 1-A, Proposal 1-B and
Proposal 1-C") and (ii) approval of an amended and restated investment advisory agreement ("Proposal 2"). The proposals were approved by the shareholders and the results of the voting are as follows:

Proposal 1-A: Revision to the fundamental policy relating to borrowing money.

					For		Against	Abstain

	Common Stock			5,973,300	297,143	192,643

	Preferred Stock			505		0		0

Proposal 1-B: Revision to the fundamental policy relating to issuing senior securities.

                                   For        Against     Abstain

     Common Stock               5,970,849     286,310     187,926

     Preferred Stock               505          0          0

Proposal 1-C: Revision to the fundamental policy relating to purchasing securities on margin.

                                  For         Against     Abstain

     Common Stock               5,912,671     334,917     197,498

     Preferred Stock               505          0          0

Proposal 2:  Approval of Amended Investment Advisory Agreement.

                                  For         Against     Abstain

     Common Stock               5,906,578     318,431     220,077

     Preferred Stock               505          0          0